Exhibit 10.3

SNAP-ON INCORPORATED

RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS

THIS RESTRICTED STOCK UNIT AGREEMENT is granted by SNAP-ON INCORPORATED (the “Company”) to each individual receiving and accepting the offer contained in the Restricted Stock Unit Offer Letter for Directors (each such person being known as a “Director”) pursuant to the Company’s 2011 Incentive Stock and Awards Plan (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its stockholders for its directors to have an incentive tied to the long term price of Common Stock of the Company in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable over an extended period of time; and

WHEREAS, the Company has determined to grant its directors Restricted Stock Units pursuant to the terms of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Director, the Company and the Director hereby agree as follows:

1.	Restricted Stock Units.

The Company hereby awards to the Director the number of restricted stock units (the “Restricted Stock Units”) set forth in the Restricted Stock Unit Offer Letter (the “Offer”) under the column titled “Quantity Granted.” The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Company until they become vested or have been forfeited. This award is subject to the terms and conditions of this Agreement and the Plan.

2.	Restricted Period.

(a)

All restrictions for the Restricted Stock Units shall lapse upon the earliest of the Director’s retirement from the Board of Directors, the Director’s death or a Change of Control (as defined in the Plan). The period prior to the lapse of the restrictions shall be referred to as the “Restricted Period.”

(b)

During the Restricted Period, the Director will not have any right to vote the Restricted Stock Units. The Director will not be deemed a stockholder of the Company with respect to any of the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of during the Restricted Period.

(c)

During the Restricted Period, the Director shall receive cash payments from the Company equal to any cash dividends paid with respect to the number of shares of Common Stock relating to the Restricted Stock Units.

3.	Share Issuance.

(a)	Within thirty days after the end of the Restricted Period, the Company shall issue the Director one share of Common Stock for each Restricted Stock Unit.

(b)

Notwithstanding Section 3(a) above, the Company may permit the Director to defer delivery of the shares of Common Stock that would otherwise be issued. The Company shall, in its sole discretion, establish the rules and procedures for any deferrals in a manner consistent with Section 409A of the Internal Revenue Code.

4.	Beneficiary.

The person who the Director designates in writing to the Company as his or her beneficiary shall be referred to as the “Beneficiary” and shall be entitled to receive the Restricted Stock Units that vest following the death of the Director. The Director may from time to time revoke or change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation that the Company receives shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Director’s death, and in no event shall any designation be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of the Director’s death, or if no designated Beneficiary survives the Director or if such designation conflicts with law, then the Director’s estate shall be entitled to receive the Restricted Stock Units that vest following the death of the Director. If the Company is in doubt as to the right of any person to receive such Restricted Stock Units, then the Company may retain such Restricted Stock Units, without liability for any interest thereon, until the Company determines the person entitled thereto, or the Company may deliver such Restricted Stock Units to any court of appropriate jurisdiction, and such delivery shall be a complete discharge of the liability of the Company therefor.

5.	Adjustments in Event of Change in Stock.

In the event of any reclassification, subdivision or combination of shares of Common Stock, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or other event which could, in the judgment of the Committee, distort the implementation of the Grant or the realization of its objectives, the Committee may make such adjustments in the number of Restricted Stock Units under this Agreement, or in the terms, conditions or restrictions of this Agreement, as the Committee deems equitable; provided that in the absence of express action by the Committee, adjustments that apply generally to Restricted Stock Units granted under the Plan shall apply automatically to the Restricted Stock Units under this Agreement.

6.	Powers of the Company Not Affected.

The existence of the Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any combination, subdivision or reclassification of the Common Stock or any reorganization, merger, consolidation, business combination, exchange of shares, or other change in the Company’s capital structure or its business, or any issue of bonds, debentures or stock having rights or preferences equal, superior or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Nothing in this Agreement shall confer upon the Director any right to continue in the service of the Company.

7.	Miscellaneous.

(a)	This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.

(b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)	The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)

Any notice, filing or delivery hereunder or with respect to the Grant shall be given to the Director at his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 2801 80th Street, Kenosha, Wisconsin 53143, Attention: Vice President—Human Resources. All such notices shall be given by first class mail, postage pre-paid, or by personal delivery to the Director.

(e)

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Director, the Beneficiary and the personal representative(s) and heirs of the Director, except that the Director may not transfer any interest in any Restricted Stock Units during the Restricted Period.

3